MAGELLAN PETROLEUM CORPORATION

                              EMPLOYMENT AGREEMENT


         Employment Agreement dated as of January 1, 2003 by and between Magellan Petroleum Corporation, a Delaware corporation (the "Company") and James
R. Joyce, an individual residing in Madison, Connecticut (the "Executive").
                  1. Employment. Executive shall be employed as President, Chief Executive Officer and Chief Financial and Accounting Officer of Magellan Petroleum Corporation effective as of January 1, 2003, (the "Effective Date") and shall report only to the Board of Directors of the Company. The term (the "Term") of Executive's employment shall be eighteen months from the Effective Date. In the event that the Company elects not to extend the Term of this contract, it shall give notice to the Executive on or before December 31, 2003. Executive shall give notice to the Company of his desire to continue employment beyond the Term on or before December 31, 2003. Executive shall devote as much of his business time, energies, attention and ability to the business of the Company as shall be reasonably necessary to fulfill his duties as Chief Executive Officer and Chief Financial and Accounting Officer of the Company, it being understood that the Company shall be Executive's principal business commitment. Executive agrees that he will notify the Board in advance of becoming a director of any other business entity and that he will not undertake other business commitments which will substantially interfere with the fulfillment of his responsibilities to the Company. The Executive shall not be required to relocate during the Term from the Madison, Connecticut area.
          2. Salary. Executive shall receive an annual base salary of $175,000 for the Term of this Agreement, to be paid in equal monthly installments in advance not later than the sixth day of each month. This base salary may be supplemented by any merit increase, bonus or additional compensation approved by the Company's Board of Directors.
          3. Pension Plan. The Company shall make an annual contribution of 15% of Executive's total compensation to the Company's SEP/IRA plan.
          4. Insurance Coverage. The Company shall reimburse G&O'D INC. at the rate of $500 per month for a share of Executive's medical premiums.
          The Company shall continue a disability income policy on the Executive which will provide for a monthly disability benefit of $8,200 per month until the Executive reaches age 65.
          5.       Reimbursements and G&O'D Fees.
          (a) Business Expenses. The Company shall pay or reimburse Executive for expenses reasonably incurred in the performance of his duties on behalf of the Company upon presentation of appropriate documentation thereof and in accordance with established Company policy;
          (b) Rent. The Company shall reimburse G&O'D INC. for a share of the cost of maintaining and operating Executive's office. The amount shall be set at $1,833.33 per month until it is changed by mutual agreement;
          (c) G&O'D Fees. The Company shall pay G&O'D fees in the amount of $2,000.00 per month for clerical support and other similar services. No other G&O'D fees will be paid by the Company without advance approval of the Board of Directors.
          6.       Termination; Rights Upon Termination.
          6.1 Termination. Executive's employment with the Company shall be terminated upon the occurrence of any of the following:

(a)      On June 30, 2004, unless it is extended by mutual agreement of the parties; (b) Executive's resignation, death or
                   Disability; (c) A Change in Control (as defined hereafter) of the Company; (d) Three months' written notice by the Company to Executive terminating his employment without Cause. (e)
                   Termination of Executive's employment by the Company with
                   Cause. 6.2 Rights Upon Termination. In the event that:
          (a)      the employment of the Executive is terminated by reason of the Executive's resignation or Disability, then the Company shall pay and provide to the Executive at the time otherwise due under this agreement all amounts through the end of the month in which the termination occurs, but reduced by any
                   payments received by Executive under any insurance plan,
                   program or policy paid for by the Company;
          (b)      The employment of the Executive is terminated by reason of the Executive's death, then the Company shall pay and provide to the Executive's designated beneficiary, at the time
                   otherwise due under this agreement, one year's base salary at the rate then in effect;
          (c)      The employment of the Executive is terminated by the Company for Cause, then the Company shall pay to the Executive at the time otherwise due all compensation and benefits accrued
                   through the time of termination;
          (d)      The employment of the Executive is terminated without Cause, or by reason of a Change in Control, then the Company shall pay the Executive within ten business days of such
                   termination the balance of his salary for the remainder of the Term.
          7.       Definitions.
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         7.1      "Cause" shall be limited to and mean only the following:
          (a)     Misappropriating any funds or property of the Company;
         (b) Attempting to obtain any personal profit from any transaction in which the Executive has an interest which is adverse to the interest of the Company, unless Executive shall have first obtained the consent of the Board of Directors;
          (c) Neglect or unreasonable refusal to perform the duties assigned to Executive under or pursuant to this Agreement; (d) Being convicted of any felony or an offense involving moral turpitude. 7.2 "Disability" shall be deemed to have occurred when Executive shall be unable to perform the duties of his employment with the Company for an aggregate period of more than 90 days in a consecutive period of 52 weeks, due to physical or mental impairment (other than as a result of addiction to alcohol or any drug) as determined by a physician acceptable to the Company and Executive.
          7.3     "Change of Control."  For the purpose of this Agreement, a \
                   Change of Control shall mean:
          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"))(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i),
          (ii) and (iii) of subsection (c) of this Section 7.3; or
          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company (or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. Anything herein to the contrary notwithstanding, if the Incumbent Board (as defined in Section 7.3(b) hereof, including the provided however clause) by a majority vote of directors then in office, consents in advance to any action, event, or occurrence set forth in Sections 7.3(a), (b), (c) or (d) hereof which would otherwise be deemed to be a Change in Control, such action, event, or occurrence shall not be deemed to be a Change in Control.

          8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by act by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
          9. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise)
to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          10. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail return receipt requested, postage prepaid, addressed as follows:
          If to the Executive:
          James R. Joyce
          c/o G&O'D Inc.
          P.O. Box 1146
          Madison, Connecticut 06443-1146

          If to the Company:
          Magellan Petroleum Corporation
          c/o Murtha Cullina LLP
          CityPlace I
          185 Asylum Street
          Hartford, Connecticut 06103-3469

                  Attention:  Timothy L. Largay, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
         (d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
         11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute on and the same instrument.
         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                         /S/ James R. Joyce
                         -------------------------------
                                    Executive

                         MAGELLAN PETROLEUM CORPORATION

                         By /s/ Timothy L. Largay
                             ----------------------
                                Timothy L. Largay
                                   Secretary